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                                                                 Exhibit 23a



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-45529) of Salomon Smith Barney Holdings Inc. and TARGETS Trust I, filed with the Securities and Exchange Commission on or about May 7, 1998, of our report dated January 26, 1998 on our audits of the consolidated financial statements and financial statement schedule of Salomon Smith Barney Holdings Inc. and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Form 10-K of Salomon Smith Barney Holdings Inc. for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers & Lybrand L.L.P.


New York, New York
May 7, 1998.